EXHIBIT 10.3

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Thomas Dryer (“Officer”) and JOANN Inc. (the “Company”) (collectively, the “Parties”) as of the 13th day of September, 2023.

NOW, THEREFORE, and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment Status. Officer’s employment with the Company terminated effective as of September 13, 2023.

2. Payments and Benefits. Following the effectiveness of the terms set forth herein, the Company shall provide Officer with certain benefits as provided in Section 1 of that certain Agreement between Jo-Ann Stores, LLC and Officer dated as of November 30, 2020 (the “Agreement”). In addition to the benefits provided in the Agreement, and subject to this Release becoming effective and irrevocable, (1) with respect to the grant of 13,643 service-based restricted stock units made to Officer in September 2022 for his service as Interim Chief Financial Officer (the “2022 RSUs”), the Company will waive the service requirement so that the 2022 RSUs will continue to become vested, if applicable, in such amounts and at such times as are set forth in the Grant Notice for the 2022 RSUs as if Officer had remained employed by the Company or at least one of its subsidiaries through the applicable anniversaries of the 2022 RSUs’ vesting commencement date; (2) Officer shall receive the lump sum of Two Thousand Dollars ($2,000.00), payable in accordance with the Company’s normal payroll practices in effect at the applicable time, commencing within fifteen (15) days after both Parties execute this Release; and (3) any October 2023 long-term incentive payments that Officer would otherwise have been eligible to receive under the Company’s applicable Long-Term Incentive Plans, provided that the Company makes payments under said plans to its current employees (it being understood that Officer shall not be eligible for any further payments under said plans). Except as described in the preceding sentence, such benefits shall be provided in accordance with the terms, and subject to the conditions, of the Agreement, including, but not limited to, the condition that this Release must become effective and irrevocable in accordance with its terms within twenty-eight (28) days after Officer’s Separation from Service (as defined in the Agreement). Officer agrees that the consideration set forth above is more than Officer is legally entitled to and reflects adequate consideration for the release of any potential claims that Officer may have arising from Officer’s employment and separation from employment with the Company.

3. No Liability. This Release does not constitute an admission by the Company, or its directors, managers, officers, employees, affiliates, or agents, or by Officer, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Officer. In consideration of the payments and benefits described in Section 2 of this Release, and by signing this Release, Officer agrees on behalf of Officer and his agents, heirs, executors, administrators, and assigns to unconditionally release, acquit, and forever discharge the Company, its parents, subsidiaries, and affiliates, and each of their respective agents, directors, managers, officers, employees, partners, shareholders, members, representatives, successors, insurers, assigns, and all persons acting by, through, under or in concert with any of them (“Releasees”) from any and all actions, complaints, claims, liabilities, obligations, promises, agreements, damages, demands, losses, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting discrimination (including but not limited to the Federal Age Discrimination in Employment Act (“ADEA”)) and claims for wrongful discharge, breach of contract, either oral or written, breach of any employment policy or any other claim against Releasees which Officer now has, heretofore had or at any time hereafter may have against Releasees arising prior to the date hereof

EXHIBIT 10.3

and arising out of or in connection with Officer’s employment or separation from employment with the Company.

Officer acknowledges and understands that this is a general release which releases the Releasees from any and all claims that Officer may have under federal, state or local laws or common law, including but not limited to claims arising under the ADEA, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Ohio Civil Rights Act, Ohio Revised Code 4112.01 et seq., and the Ohio Whistleblowers’ Protection Act. This Release does not apply to any claim that as a matter of law cannot be released, or to any rights or claims that may arise after the date Officer executes this Release. This Release does not apply to any claim that as a matter of law cannot be released, or to any rights or claims that may arise after the date Officer executes this Release, and nothing herein shall release the Company from any obligation under the Agreement.

Without limiting the foregoing, Officer represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Officer may have against Releasees as of the date Officer signs this Release. This Release specifically includes a waiver of rights and claims under the ADEA. Officer acknowledges that as of the date he signs this Release, Officer may have certain rights or claims under the ADEA, and Officer voluntarily relinquishes any such rights or claims by signing this Release.

Nothing in this Release will prohibit Officer from cooperating with the Equal Employment Opportunity Commission (“EEOC”) or any similar state and local agencies in any future investigation against the Company, but Officer acknowledges that this Release will bar Officer from recovering any funds in any future proceeding, including any brought by the EEOC or any state and local agencies. Further, Officer specifically waives any right to receive any benefit or remedy as a consequence of filing a charge of discrimination with the EEOC or any similar state and local agencies. Notwithstanding the foregoing, Officer does not give up the right to any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002.

Officer and the Company further acknowledge and agree that nothing in this Release prevents Officer from instituting any action to challenge the validity of the release under the ADEA, to enforce the terms of this Release, or from enforcing rights, if any, under ERISA to recover any vested retirement benefits.

5. Admissibility. Officer and the Company agree that this Release may be introduced into evidence by a party in the event either party attempts to or actually commences any legal, equitable or administrative action, arbitration or other proceeding against the other party or any of its affiliated entities or any of the Releasees.

6. Confidentiality/Non-Disparagement/Restrictive Covenants. Except as permitted by the fourth paragraph of Section 4 above, Officer agrees not to divulge to third parties or use any confidential or Company proprietary information gathered or learned by Officer in the scope of his employment with the Company for a period of 15 years for all confidential or proprietary information and indefinitely for any information of the Company which could be considered a trade secret under 18 U.S.C. § 1839. Confidential information includes, but is not limited to, information in oral, written or recorded form regarding business plans, trade or business secrets, Company financial records, supplier contracts or relationships, or any other

EXHIBIT 10.3

information that the Company does not regularly disclose to the public. To the extent that Officer has any doubt, either now or in the future, as to whether information Officer possesses is confidential or Company proprietary, Officer should contact the Company’s Chief Legal Officer for clarification before divulging or using such information. Officer understands and agrees that divulging such information to third parties or Officer’s unauthorized use of it would cause serious competitive harm to the Company. Confidential information shall exclude: (a) information that is generally known by or available for use by the public, (b) information that was known by Officer prior to his employment with the Company (including its predecessor in interest, affiliates and subsidiaries) and was obtained, to the best of Officer’s knowledge, without violation of any obligation of confidentiality to Company, or (c) information that is required to be disclosed pursuant to applicable law or a court order. If information is required to be disclosed because of a court order, Officer must notify the Company’s Chief Legal Officer immediately.

Officer agrees that the terms of this Release are confidential and that Officer will not disclose any information concerning this Release to any person other than Officer’s immediate family members and professional advisors who also agree to keep said information confidential, not to disclose it to others and not to use such information for any purpose other than advising Officer with respect to Officer’s rights and obligations under this Release, except as permitted under the fourth paragraph of Section 4 above. Officer also may make such disclosures as are required by law. Any disclosure in violation of the foregoing is a material breach of this Release giving rise to an appropriate remedy as determined by a court of law or equity.

Officer agrees that he is prohibited from and will refrain from sharing all Company-related materials in Officer’s possession with those who have not been authorized to receive such information, including but not limited to any competitors or retailers selling crafts, fabrics or other product lines also sold by the Company.

Officer acknowledges that he remains subject to the restrictive covenants set forth in Section 13 of the Agreement.

Each Party covenants not to make any disparaging statements or comments about the other party to any person or entity by any medium, whether oral or written.

7. Governing Law. To the extent not preempted by the laws of the United States, the laws of the State of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Release.

8. Acknowledgement. Officer understands that the release set forth in Section 4 includes a release of any claims Officer may have under the ADEA against any of the Releasees that may have existed on or prior to the date upon which Officer signs this Release. Officer has read this Release, agrees that it sets forth the terms of the Parties’ agreement clearly and unambiguously, understands it, and voluntarily accepts its terms. The Company hereby advises Officer to seek the advice of legal counsel before entering into this Release. Officer acknowledges that Officer was given a period of twenty-one (21) calendar days within which to consider and execute this Release, and to the extent that Officer executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney.

9. Revocation. Officer understands that he has a period of seven (7) calendar days following the execution of this Release during which Officer may revoke this Release by delivering written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Officer understands that if he revokes this Release, it will be null and void in its entirety and Officer will not be entitled to any payments or benefits provided in Section 2.

EXHIBIT 10.3

10. Miscellaneous. This Release is the complete understanding between Officer and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to Officer’s employment with the Company, except those provisions of the Agreement that survive the termination of Officer’s employment and agreements that Officer has entered into with the Company pertaining to confidentiality or ownership of intellectual property or Company proprietary information and the restrictive covenants referenced in Section 6 of this Release. Officer has not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Agreement in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Officer agrees to execute such other documents and take such further actions as reasonably may be required by the Company to carry out the provisions of this Release.

11. Counterparts. This Release may be executed by the Parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

JOANN INC.

/s/ Ann Aber
Name: Ann Aber

Title: Senior Vice President, Chief Legal
Officer & Secretary

OFFICER

/s/ Thomas Dryer

Name: Thomas Dryer

Date: September 25, 2023